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                                                            Exhibits 5 and 23(a)

                                   LETTERHEAD

                                 October 5, 1999

Inamed Corporation
11 Penn Plaza, Suite 946
New York, NY 10001

         Re: Registration Statement on Form S-8 of Inamed Corporation Relating to the Issuance Shares of Common Stock Pursuant to the Inamed Corporation 1998 Stock Option Plan.

Ladies and Gentlemen:

         We have acted as counsel to Inamed Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") relating to the offering of up to 450,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), to be issued pursuant to the provisions of the Inamed Corporation 1998 Stock Option Plan (the "Plan"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

         We are of the opinion that when:

         (a) the applicable provisions of the Act and of State securities or blue sky laws shall have been complied with; and

         (b) the Shares shall have been duly authorized and issued and paid for in an amount not less than par value of $0.01 per share,

         the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                Very truly yours,


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                                MILBANK, TWEED, HADLEY & McCLOY